Exhibit 99.1

FOR IMMEDIATE RELEASE: August 11, 2010

CONTACT:	Jacobs Entertainment, Inc.

Stephen R. Roark, President

303-215-5201

Jacobs Entertainment, Inc. Reports Second Quarter and Six Months Results

Golden, Colorado – Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced unaudited financial results for its second quarter and six-month period ended June 30, 2010.

Net revenues for the second quarter of 2010 were $88.2 million compared to $77.8 million for the second quarter of the previous year. Net income for the second quarter of 2010 was $1.8 million compared to $2.5 million for the same quarter of the previous year.

Net revenues for the six-month period ended June 30, 2010 were $167.2 million compared to $155.8 million for the six-month period ended June 30, 2009. Net income for the six-month period ended June 30, 2010 was $3.2 million compared to $5.6 million for the same period of the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its second quarter and six-month 2010 operating results. The conference call will be held at 11:00 a.m. Eastern Time on Thursday, August 12, 2010, and will be hosted by Stephen R. Roark, President of JEI, and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Thursday, August 12, 2010, at 11:00 a.m. Eastern Time, please dial 800-769-8320 and a live operator will put you through. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Thursday, August 12, at 2:00 p.m. Eastern Time. To access the replay, please dial 800-408-3053 and reference the confirmation code 4655086. The replay will continue until midnight Eastern Time, Thursday, August 19, 2010.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino in Carson City, Nevada; the Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and nine related off-track wagering facilities located in Virginia; and 18 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

NEWSTAGE media, Inc. 1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

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NEWSTAGE media, Inc. 1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Total revenues	$97,096	$86,110	$185,036	$172,670
Promotional allowances	(8,920)	(8,298)	(17,791)	(16,881)

Net revenues	88,176	77,812	167,245	155,789

Costs and expenses	79,914	69,006	151,296	137,625

Operating income	8,262	8,806	15,949	18,164

Interest expense, net	(6,476)	(6,305)	(12,744)	(12,602)

Net income	$1,786	$2,501	$3,205	$5,562

SELECTED BALANCE SHEET DATA

	June 30, 2010	December 31, 2009
Total assets	$340,319	$340,649
Total liabilities	$313,381	$315,916
Stockholder’s equity	$26,938	$24,733

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NEWSTAGE media, Inc. 1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry. EBITDA is also a key component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income as reported above	$1,786	$2,501	$3,205	$5,562
Add:
Interest expense, net	6,476	6,305	12,744	12,602
Depreciation and amortization	5,298	5,272	10,625	10,530

EBITDA	$13,560	$14,078	$26,574	$28,694
Unrealized loss (gain) on change in fair value of investment in equity securities	326	(1,302)	(260)	(667)
Costs incurred for 2010 Credit Agreement Amendment	46	—	482	—

ADJUSTED EBITDA	$13,932	$12,776	$26,796	$28,027

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NEWSTAGE media, Inc. 1550 Larimer Street, Suite 282, Denver, CO 80202     (303) 653-7602     www.NEWSTAGEmedia.com